Exhibit 99.1


Pier 1 Imports, Inc. Names Executive Vice President - Store Operations


    FORT WORTH, Texas--(BUSINESS WIRE)--Aug. 7, 2007--Pier 1 Imports, Inc. (NYSE:PIR) announced today that Sharon M. Leite has joined the Company as Executive Vice President - Store Operations.

    Sharon brings more than 21 years of retail store operations experience to Pier 1 Imports. Most recently, Sharon served as the Vice President of Sales and Associate Marketing at Bath & Body Works in Columbus, Ohio. In that role, she was responsible for the sales strategies for all store formats and multi-channel environments. Previously, she served as Vice President of Store Operations and Sales Generation, and in that role established and executed the operational strategy of all store support functions for 1,600 stores. She began her eight-year tenure at Bath & Body Works as the Director of Store Operations.

    Before joining Bath & Body Works, Sharon held various operations positions with several prominent retailers, including Gap, Inc. and The Walt Disney Company. She began her stores career at Limited
Stores, Inc., where she spent five years.

    Alex Smith, Pier 1's President & CEO, commented, "Sharon's extensive experience has prepared her for this vital role of leading our store organization to the level of execution we need for Pier 1 Imports to return to profitability and beyond."

    Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed report on Form 10-Q. Risks and uncertainties that may affect Company operations and performance are discussed in the Company's Annual Report on Form 10-K for the year ended March 3, 2007, as filed with the Securities and Exchange Commission. The Company assumes no obligation to update or otherwise revise its forward-looking statements.

    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1
Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States. Information about the Company is available on www.pier1.com.


    CONTACT: Pier 1 Imports, Inc.
             Cary Turner, 817-252-8400